Exhibit (b)(3)

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036	GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282-2198

November 23, 2010

Chinos Acquisition Corporation

c/o TPG Capital, L.P.

345 California Street

San Francisco, California 94104

Attention: Jack Weingart

Project Chino

$250,000,000 Senior Secured Asset-Based Revolving Facility

$1,000,000,000 Senior Secured Term Loan Facility

$600,000,000 Senior Unsecured Increasing Rate Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You have advised each of Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Goldman Sachs Bank USA (“GS Bank” and, together with Bank of America and MLPFS, the “Commitment Parties,” “we” or “us”) that Chinos Acquisition Corporation (“Newco”), formed at the direction of TPG Capital, L.P. and/or its affiliates (collectively, the “Sponsor”), intends to acquire a company previously identified to us and code-named “Chino” (the “Company”), and to consummate the other transactions described in Exhibit A hereto. Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits attached hereto.

1.	Commitments.

In connection with the Transactions, (a) Bank of America is pleased to advise you of its commitment to provide 50% of each of the Facilities and (b) GS Bank (together with Bank of America, the “Initial Lenders”) is pleased to advise you of its commitment to provide 50% of each of the Facilities, upon the terms and subject to the conditions set forth or referred to in this commitment letter (together with the Term Sheets, this “Commitment Letter”). The commitments of the Initial Lenders hereunder will be allocated ratably among the Facilities and are several and not joint.

2.	Titles and Roles.

It is agreed that MLPFS and GS Bank will act as joint lead arrangers (in such capacity, the “Lead Arrangers”) and as joint bookrunners for each of the ABL Facility, the Term Facility and the Senior Bridge Facility, that Bank of America will act as administrative agent for the ABL Facility (the “ABL Administrative Agent”), Bank of America will act as administrative agent for the Term Facility (the “Term Administrative Agent”) and GS Bank will act as administrative agent for the Senior Bridge

Facility (the “Bridge Administrative Agent” and, collectively with the ABL Administrative Agent and the Term Administrative Agent, each an “Administrative Agent”). It is further agreed that MLPFS will appear on the top left of the cover page of any marketing materials for the ABL Facility, MLPFS will appear on the top left of the cover page of any marketing materials for the Term Facility and GS Bank will appear on the top left of the cover page of any marketing materials for the Senior Bridge Facility, and in each case will hold the roles and responsibilities conventionally understood to be associated with such name placement. No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with obtaining any Lender’s commitment to the Facilities unless you and the Commitment Parties shall so agree.

3.	Syndication.

The Lead Arrangers reserve the right, prior to or after the execution of the Facilities Documentation (as defined below), to syndicate all or a portion of the Initial Lenders’ commitments hereunder to a group of banks, financial institutions and other institutional lenders identified by the Commitment Parties in consultation with you and, with respect to the ABL Facility only, subject to your consent (such consent not to be unreasonably withheld, delayed or conditioned), including any relationship lenders designated by you in consultation with the Commitment Parties (together with the Initial Lenders, the “Lenders”); provided, that, the Lead Arrangers may syndicate and the Initial Lenders may assign all or any portion of the Initial Lenders’ commitments hereunder prior to the Closing Date, provided that such syndication and assignment shall not relieve any Initial Lender of its obligations set forth herein (including its obligations to fund the Facilities on the Closing Date on the terms and conditions set forth in this Commitment Letter) and, unless you agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until after the initial funding of the Senior Facilities on the Closing Date has occurred and, unless you agree in writing, the Lead Arrangers will not syndicate to those banks, financial institutions and other institutional lenders separately identified in writing by you or the Sponsor to us prior to the date hereof (“Disqualified Lenders”). The Commitment Parties intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is the Commitment Parties’ intent to have Lenders commit to the Facilities prior to the Closing Date. You agree to use your commercially reasonable efforts to assist the Commitment Parties in completing a timely syndication that is reasonably satisfactory to them (and, in the case of the ABL Facility only, you) until the date that is the earlier of (a) 90 days after the Closing Date and (b) the date on which the successful syndication (as defined in the Fee Letter) is achieved (the earlier such date, the “Syndication Date”). Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and, to the extent practical and appropriate, the Company, (b) direct contact between senior management, representatives and advisors of you and the Sponsor (and your using commercially reasonable efforts to arrange for direct contact between senior management, representatives and advisors of the Company) and the proposed Lenders at times and locations mutually agreed upon, (c) your and the Sponsor’s assistance (and your using commercially reasonable efforts to cause the Company to assist) in the preparation of a customary confidential information memorandum (a “Confidential Information Memorandum”) for each of the Senior Facilities and the Senior Bridge Facility and other customary marketing materials to be used in connection with the syndications, (d) using your commercially reasonable efforts to procure prior to the launch of the general syndication of the Term Facility a public corporate credit rating and a public corporate family rating, as the case may be, for the Borrower and public ratings for each of the Facilities (other than the ABL Facility) and the Senior Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and (e) the hosting, with the Commitment Parties, of one or more meetings of prospective Lenders at times and locations mutually agreed upon. Until the Syndication Date, (i) you will ensure that

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there will not be any competing issues of debt securities or commercial bank or other credit facilities of Holdings, you or any of Holdings’ or your respective subsidiaries, and you will use commercially reasonable efforts to cause the Company to ensure that there will not be any competing issues of debt securities or commercial bank or other credit facilities of the Company or any of the Company’s subsidiaries, in each case (other than the Senior Notes or any debt securities or loans issued pursuant to, or as contemplated by, the Fee Letter) being offered, placed or arranged that would materially impair the primary syndication of the Facilities (it being understood that any indebtedness permitted to be incurred or outstanding without any consent from you or your affiliates under the Merger Agreement as in effect on the date hereof shall not be subject to this clause (i)) and (ii) you agree to prepare and provide (and to use commercially reasonable efforts to cause the Sponsor and the Company to provide) promptly to the Lead Arrangers all customary information with respect to you, the Company and each of your and its respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Lead Arrangers may reasonably request. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, neither the commencement nor the completion of the syndication of the Facilities shall constitute a condition precedent to the Closing Date.

The Lead Arrangers will, in consultation with you, manage all aspects of any syndication, including decisions as to the selection of institutions to be approached, subject to, with respect to the ABL Facility only, your consent not to be unreasonably withheld, delayed or conditioned and excluding Disqualified Lenders, and when they will be approached, when their commitments will be accepted, which institutions will participate (with respect to the ABL Facility only, with your consent not to be unreasonably withheld, delayed or conditioned) and in any case, excluding Disqualified Lenders, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

4.	Information.

You hereby represent and warrant that (a) (with respect to information provided by the Company and its subsidiaries, to the best of your knowledge) all written information and written data other than the Projections and information of a general economic or general industry nature (the “Information”) that have been or will be made available to any of the Commitment Parties by or on behalf of you, the Company, the Sponsor or any of your or their respective representatives, taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to the Lead Arrangers by or on behalf of you, the Company, the Sponsor or any of your or their respective representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time any such Projections are delivered to the Commitment Parties; it being understood that any such financial projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ and that such differences may be material. You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (i) with respect to Information or Projections relating to Holdings, you and any of Holdings’ or your respective subsidiaries, promptly supplement the Information and the Projections and (ii) with respect to Information or Projections relating to the Company or its subsidiaries, use commercially reasonable efforts to promptly supplement the Information and the Projections, in each case, so that such

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representations will be correct under those circumstances. In arranging and syndicating the Facilities, the Lead Arrangers will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and does not assume responsibility for the accuracy or completeness of the Information or Projections.

You hereby acknowledge that (a) we will make available the Information and the Projections to the proposed syndicate of Lenders by posting on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company, its subsidiaries or its respective securities) (each, a “Public Lender”). At the request of the Lead Arrangers, you agree to assist us in preparing an additional version of each Confidential Information Memorandum to be used by Public Lenders. The information to be included in the additional version of each Confidential Information Memorandum will consist exclusively of information and documentation that is either publicly available or not material with respect to the Company, its subsidiaries or its securities for purposes of United States federal and state securities laws. It is understood that in connection with your assistance described above, (a) a customary authorization letter will be included in each Confidential Information Memorandum that authorizes the distribution of such Confidential Information Memorandum to prospective Lenders and confirms that the public-side version does not include material non-public information about the Company, its subsidiaries or its securities; (b) each Confidential Information Memorandum shall exculpate us with respect to any liability related to the use of the content of such Confidential Information Memorandum or any related marketing material by the recipients thereof; (c) the public information shall include the following information except to the extent you notify us to the contrary and provided that you shall have been given a reasonable opportunity to review such documents and comply with the U.S. Securities and Exchange Commission (the “SEC”) disclosure requirements (and such public information is permitted to be made available to all prospective Lenders, including through a Platform designated “Public Lenders”): (i) drafts and final definitive documentation with respect to the Facilities, (ii) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (iii) notification of changes in the terms of the Facilities; (d) at our request, you shall identify information to be distributed to Public Lenders by clearly and conspicuously marking the same as “PUBLIC”; and (e) we shall be entitled to treat any Information and Projections that are not specifically identified as “Public” as being suitable only for posting on a portion of the Platform not designated Public Lenders.

5.	Fees.

As consideration for the several commitments of the Initial Lenders hereunder and the Lead Arrangers’ several agreements to perform the services described herein, you agree to pay the fees set forth in this Commitment Letter and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter or agreed in writing by the parties hereto.

6.	Conditions Precedent.

The several commitment of the Initial Lenders hereunder and the Lead Arrangers’ several agreements to perform the services described herein are subject to (a) the execution and delivery by the Borrower to the ABL Administrative Agent of definitive documentation with respect to the ABL Facility, the execution and delivery by the Borrower to the Term Administrative Agent of definitive documentation with respect to the Term Facility and, if applicable, the execution and delivery by the Borrower to the Bridge Administrative Agent of definitive documentation with respect to the Senior Bridge Facility (collectively, including the Intercreditor Agreement, the “Facilities Documentation”), in each case, which shall be consistent with the applicable Term Sheets, (b) since January 31, 2010, except

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(i) as set forth in the Company Disclosure Schedule (as defined in the Merger Agreement) or (ii) disclosed in any Filed SEC Document (as defined in the Merger Agreement), other than disclosures in such Filed SEC Documents contained in the “Risk Factors” and “Forward Looking Statements” sections thereof or any other disclosures in the Filed SEC Documents which are forward-looking in nature), there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect (as defined below) and (c) the conditions set forth in the Term Sheets under the headings beginning with the words “Conditions Precedent” and in Exhibit E; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Facilities Documentation) other than those that are expressly stated to be conditions to the initial funding under the Facilities on the Closing Date (and upon satisfaction of such conditions, the initial funding under the Facilities shall occur). “Material Adverse Effect” shall mean any effect, change, event or occurrence (whether or not constituting any breach of a representation, warranty, covenant or agreement set forth in the Merger Agreement) that, individually or in the aggregate with all other effects, changes, events or occurrences (i) has a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries taken as a whole, or (ii) would or would reasonably be expected to prevent or materially impair or delay the consummation of the Transactions; provided, however, that none of the following, and to the extent arising out of or resulting from the following, no other effect, change, event or occurrence, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur: any effect, change, event or occurrence (A) generally affecting (1) the industry in which the Company and its Subsidiaries operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes in Law or in generally accepted accounting principles or in accounting standards after the date of the Merger Agreement or prospective changes in Law or in generally accepted accounting principles or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (2) the negotiation, execution or announcement of the Merger Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Section 3.3(c) and Section 3.4 of the Merger Agreement), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (5) any action taken by the Company or its Subsidiaries that is described in, and permitted to be taken without consent under, clauses (i) through (xviii) of Section 5.1(a) of the Merger Agreement, that were taken at the Parent’s written request or upon its advance written consent pursuant to Section 5.1 of the Merger Agreement (in each case, with the consent of the Lead Arrangers) or the failure by the Company or its Subsidiaries to take any action that is prohibited by the Merger Agreement to the extent Parent fails to give its consent thereto (and such failure is the result of the Lead Arrangers refusing to consent, after the request of the Parent, to Parent giving such consent) after a written request therefor pursuant to Section 5.1 of the Merger Agreement, (6) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates, (7) any change or prospective change in the Company’s credit ratings, (8) any decline in the market price, or change in trading volume, of the capital stock of the Company or (9) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (7), (8) and (9) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (6) hereof) is a Material Adverse

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Effect); provided, further, however, that any effect, change, event or occurrence referred to in clauses (A) or (B)(1), (3) or (4) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such effect, change, event or occurrence has a materially disproportionate adverse affect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been or may be a Material Adverse Effect). For purposes hereof, “Company”, “Subsidiaries”, “Transactions”, “Laws”, “Parent”, “Merger Sub” and “Affiliates” shall have the meanings assigned to such terms in the Merger Agreement.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (A) such of the representations and warranties made by the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Merger Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation and the Closing Deliverables shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions expressly set forth herein and in the Term Sheets are satisfied (it being understood that, to the extent any Collateral (other than to the extent that a lien on such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code or (y) by the delivery of stock certificates of the Borrower and its wholly-owned domestic subsidiaries) is not or cannot be provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but shall be required to be delivered within 90 days after the Closing Date (subject to extensions by the Term Administrative Agent). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Facilities Documentation relating to corporate or other organizational existence, organizational power and authority (as to execution, delivery and performance of the applicable Facilities Documentation), the due authorization, execution, delivery and enforceability of the applicable Facilities Documentation, solvency (such representation and warranty to be consistent with the solvency certificate in the form set forth in Annex I attached to Exhibit E), no conflicts of Facilities Documentation with charter documents or material laws, Federal Reserve margin regulations, the Patriot Act, the Investment Company Act, status of the Senior Facilities and the related guaranties as senior debt (to the extent applicable), and, subject to permitted liens and the limitations set forth in the prior sentence and, in the case of priority, to the Intercreditor Agreement, creation, validity and perfection of first priority security interests. This paragraph shall be referred to herein as the “Certain Funds Provision”.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties and their respective affiliates and controlling persons and the respective officers, directors, employees, partners, agents and representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with this Commitment Letter, the Fee Letter, the Transactions or the Facilities, or any claim, litigation, investigation or proceeding (“Action”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto, whether or not such Action is brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each such Indemnified Person promptly after receipt of a written request together with customary backup documentation for any

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reasonable legal (limited to one counsel for all Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant material jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnified Persons similarly situated taken as a whole) or other reasonable out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses (i) to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as defined below) of the foregoing, (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any Related Indemnified Persons of the foregoing under this Commitment Letter, the Fee Letter or the Facilities Documentation (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) to the extent arising from any dispute solely among Indemnified Persons other than any claims against any Commitment Party in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission on the part of you or your affiliates (as determined by a court of competent jurisdiction in a final and non-appealable judgment), and (b) to reimburse the Commitment Parties and each Indemnified Person from time to time for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of the Commitment Parties’ due diligence investigation (including, without limitation, appraisals and field audits), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties identified in the Term Sheets and, if necessary, of a single local counsel to the Commitment Parties in each relevant jurisdiction material to the interests of the Lenders), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided, that you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person or any of its Related Indemnified Persons, and (ii) neither (x) any Indemnified Person, nor (y) you shall be liable for any indirect, special, punitive or consequential damages (in the case of this clause (y), other than in respect of any such damages incurred or paid by an Indemnified Party to a third party) in connection with this Commitment Letter, the Fee Letter, the Facilities, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities. You shall not be liable for any settlement of any Action effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final judgment for the plaintiff in any such Actions, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 7. You shall not, without the prior written consent of an Indemnified Person, effect any settlement of any pending or threatened Actions in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Actions and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person.

For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (1) any controlling person or controlled affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (3) the respective agents of such Indemnified Person or any of its controlling persons or controlled affiliates,

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in the case of this clause (3), acting at the instructions of such Indemnified Person, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation or syndication of this Commitment Letter and the Facilities.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including without limitation investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling) to other companies in respect of which you may have conflicting interests. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies (except as contemplated below). You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties and their affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you or your affiliates, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and (f) each Commitment Party has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity. In addition, the Commitment Parties may employ the services of their respective affiliates in providing certain services hereunder and may exchange with such affiliates in connection therewith information concerning you and the Company, and such affiliates shall be entitled to the benefits afforded to, and subject to the obligations of, the Commitment Parties under this Commitment Letter.

You further acknowledge that each Commitment Party and its affiliates is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Borrower, the Company and its subsidiaries and other companies with which you, the Borrower, the Sponsor or the Company or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Commitment Parties, their affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

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You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Additionally, you acknowledge and agree that we are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby). You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and we shall have no responsibility or liability to you with respect thereto.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (except by you to an affiliate that is a newly formed domestic “shell” company controlled by the Sponsor that consummates or intends to consummate the Acquisition or any other assignment that occurs as a matter of law pursuant to the merger of you with the Company at the closing of the Acquisition in accordance with the Merger Agreement) without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) and is not intended to create a fiduciary relationship among the parties hereto. Any and all services to be provided by the Commitment Parties hereunder may be performed by or through any of their respective affiliates or branches. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or by “.pdf” or similar electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the internet, e-mail, or similar electronic transmission systems, and, notwithstanding anything herein to the contrary, that the Commitment Parties shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner. This Commitment Letter, together with the Fee Letter dated the date hereof, supersedes all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATING TO THIS COMMITMENT LETTER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that whether there shall have been any effect, change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect shall be construed in accordance with the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

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10.	WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE ACQUISITION, THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES HEREUNDER OR THEREUNDER.

11.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of (i) any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, as to any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any court in which such venue may be laid in accordance with clause (a) of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter or the Fee Letter or their terms or substance shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsor, any Investor (as defined in Exhibit A) and to your and their officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors and on a confidential basis, (b) if the Commitment Parties consent in writing to such proposed disclosure, (c) that the Term Sheets and the existence of this Commitment Letter (but not this Commitment Letter, the contents of this Commitment Letter, or the Fee Letter) may be disclosed to any rating agency in connection with the Transactions or (d) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so); provided that (i) you may disclose this Commitment Letter and the contents thereof (but not the Fee Letter and the contents thereof except to the extent the foregoing shall have been redacted in a manner reasonably acceptable to the Commitment Parties) to the Company and its officers, directors, employees, attorneys, accountants, agents and advisors, on a confidential basis, (ii) you may disclose, on a confidential basis, the aggregate amount of the fees (including upfront fees and original issue discount) payable under the Fee Letter as part of generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with any syndication of the Facilities or prospectus or offering memorandum related to the Senior Notes (or any debt securities or loans issued pursuant to, or as contemplated by, the Fee Letter), (iii) you may disclose, on a confidential

10

basis, to the Company’s auditors the Fee Letter and the contents thereof after the Closing Date for customary accounting purposes, including accounting for deferred financing costs and (iv) you may, in each case solely to the extent required pursuant to United States federal and state securities laws, disclose the existence and terms of the Commitment Letter (but not the Fee Letter or the contents thereof) in any syndication of the Facilities or in any prospectus or other offering memorandum related to the Senior Notes (or any Permanent Debt issued in lieu of the Senior Notes) or in any proxy statement or other public filing in connection with the Acquisition.

Each Commitment Party and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent a Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party, to the extent permitted by law, rule or regulation, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees to inform you promptly thereof prior to such disclosure, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of a regulatory examination), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates, (d) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, the Company, the Borrower or the Sponsor, (e) to the extent that such information is independently developed by such Commitment Party, (f) to such Commitment Party’s affiliates and their officers, directors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (g) to prospective Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) for purposes of establishing a “due diligence” defense or (i) to ratings agencies. Each Commitment Party’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to each of the Facilities upon the execution and delivery of the definitive documentation therefor and in any event shall terminate two years from the date hereof.

13.	Surviving Provisions.

The indemnification, payment of fees, confidentiality, jurisdiction, venue, governing law, no agency or fiduciary duty and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and the Lead Arrangers’ agreements to provide the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Facilities, shall automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the initial funding under the Senior Facilities, and you shall be released from all liability in connection therewith at such time (it being understood that your obligations under this Commitment Letter relating to confidentiality and syndication of the Facilities shall survive the execution and delivery of such definitive documentation).

11

14.	PATRIOT ACT Notification.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each Commitment Party and each Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow such Commitment Party or such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Commitment Parties and each Lender.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Lead Arrangers executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on November 26, 2010. Each Commitment Party’s respective commitments hereunder and agreements contained herein will expire at such time in the event that the Lead Arrangers have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Term Facility, the initial closing under the ABL Facility and, to the extent the Senior Notes (or any Permanent Debt (as defined in the Fee Letter) issued in lieu of the Senior Notes) have not been issued, the initial borrowing in respect of the Senior Bridge Facility, do not occur on or before May 18, 2011 (or such earlier date which is the earlier of (i) the date on which the Merger Agreement is validly terminated in accordance with its terms and (ii) the date of the consummation of the Acquisition (but not, for the avoidance of doubt, prior to the consummation thereof)), then this Commitment Letter and the commitments and undertakings of the Commitment Parties hereunder shall automatically terminate unless each of them shall, in their discretion, agree to an extension. In the event of the closing of the Acquisition without the use of the Senior Bridge Facility, our commitment hereunder with respect to the Senior Bridge Facility shall automatically terminate. Notwithstanding anything in this paragraph to the contrary, the termination of any commitment pursuant to this paragraph does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter.

[Remainder of this page intentionally left blank]

12

The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

BANK OF AMERICA, N.A.

By	/s/ Aaron J. Peyton
Name:	Aaron J. Peyton
Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By	/s/ Aaron J. Peyton
Name:	Aaron J. Peyton
Title:	Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

GOLDMAN SACHS BANK USA

By	/s/ Alexis Maged
(Authorized Signatory)

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of
the date first above written:

Chinos Acquisition Corporation

By	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

[SIGNATURE PAGE TO COMMITMENT LETTER]

EXHIBIT B

Project Chino

$250,000,000 Senior Secured Asset-Based Revolving Facility

Summary of Principal Terms and Conditions1

Borrower:	Initially Chinos Acquisition Corporation (“Merger Sub”), a Delaware corporation, and, following the Acquisition, the Company as the survivor of the Merger contemplated thereby (the “Borrower”).

ABL Administrative Agent:	Bank of America will act as sole and exclusive administrative agent (in such capacity, the “ABL Administrative Agent”) and collateral agent for a syndicate of banks, financial institutions and institutional lenders reasonably acceptable to the Borrower excluding any Disqualified Lender (together with the Initial ABL Lenders, the “ABL Lenders”), and will perform the duties customarily associated with such roles.

Joint Bookrunners and Joint Lead Arrangers:	MLPFS and GS Bank will act as joint lead arrangers for the ABL Facility (the “ABL Lead Arrangers”) and as joint bookrunners, and will perform the duties customarily associated with such roles.

ABL Facility:	A senior secured asset-based revolving credit facility in an aggregate principal amount of $250.0 million (the “ABL Facility”), of which up to an amount to be agreed (and in any event no less than $125.0 million) will be available in the form of letters of credit. Amounts under the ABL Facility will be available in U.S. dollars and in such other currencies as the Borrower, the ABL Lead Arrangers and the ABL Administrative Agent may agree (subject to sublimits for such non-U.S. currencies to be agreed upon).

Final Maturity:	The ABL Facility will mature on the date that is five years after the Closing Date and all outstanding amounts shall be due and payable on such date; provided, that the ABL Facility Documentation shall provide the right for the Borrower to extend commitments and/or outstandings pursuant to one or more tranches with only the consent of the respective extending ABL Lenders; it being understood that any such amend and extend will be subject to a most favored nation provision based on yield on terms to be mutually agreed by the ABL Lead Arrangers and the Borrower and that each ABL Lender shall have the opportunity to participate in such extension on the same terms and conditions as each other ABL Lender.

Interest Rates:	As set forth on Annex I hereto.

Default Rate:	Any principal payable under or in respect of the ABL Facility not paid when due shall bear interest at the applicable interest rate plus 2% per annum. Other overdue amounts (including overdue interest) shall bear interest at the interest rate applicable to ABR loans plus 2% per annum.

[1]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

EXHIBIT B

Guarantees:	All obligations of the Borrower (the “Borrower Obligations”) under the ABL Facility and under any interest rate protection or other hedging arrangements entered into with an ABL Lender or any affiliate of an ABL Lender at the time of the entering into of such arrangements and designated by the Borrower as “ABL Hedging Obligations” (“Hedging Obligations”) and under any cash management arrangements entered into with an ABL Lender or any affiliate of an ABL Lender at the time of the entering into of such arrangements and designated by the Borrower as “ABL Cash Management Obligations” (“Cash Management Obligations”) will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) by the direct parent company of the Borrower (“Holdings”) and, except to the extent prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority), each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. subsidiary of the Borrower (other than any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of the Borrower, any U.S. subsidiary that is a disregarded entity for U.S. federal income tax purposes if substantially all of its assets consist of the capital stock of one or more foreign subsidiaries, unrestricted subsidiaries, not-for-profit subsidiaries, special purpose entities used for securitization facilities and immaterial subsidiaries) (the “ABL Subsidiary Guarantors” and, together with Holdings, the “ABL Guarantors” and, collectively with the Borrower and Holdings, the “ABL Loan Parties”). Any guarantees to be issued in respect of the Term Facility, Senior Notes or the Senior Bridge Facility shall be pari passu in right of payment with the obligations under the Guarantees.

Security:	The Borrower Obligations, the Guarantees, any Hedging Obligations and any Cash Management Obligations will be secured by the following: (a) a perfected first-priority security interest in substantially all personal property of the ABL Loan Parties consisting of all accounts receivable, inventory, cash, deposit accounts, securities and commodity accounts (other than the deposit account in which net cash proceeds from the sale of non-Current Asset Collateral (as defined below) are deposited pending reinvestment and which is subject to a first priority security interest in favor of the Term Administrative Agent and the Term Lenders pursuant to the Term Facility), books and records related to the foregoing and general intangibles evidencing, governing, securing or otherwise relating to the foregoing (but excluding, for the avoidance of doubt, intellectual property; provided that, subject to the Intercreditor Agreement (as defined below), the ABL Administrative Agent shall have a license allowing the use of such intellectual property as may be necessary or desirable for the liquidation of the Current Asset Collateral in addition to the benefit of other customary intercreditor provisions relating to access and use of non-Current Asset Collateral) and, in each case, proceeds thereof (the “Current Asset Collateral”); (b) a perfected second-priority pledge of all the capital stock directly held by the Borrower or any ABL Guarantor in any subsidiary (including the stock of the Borrower held by Holdings) (which pledge, in the case of the capital stock of any foreign subsidiary of a U.S. entity or of a U.S. entity that is a disregarded entity for U.S. federal income tax purposes if substantially all of its assets consist of the capital stock of one or more foreign

EXHIBIT B

subsidiaries, shall be limited to 65% of the stock of such foreign subsidiary or such U.S. entity, as the case may be) and all evidence of indebtedness held by Holdings, the Borrower or any ABL Guarantor (the collateral described in clause (b) collectively, the “Pledged Collateral”); (c) perfected second-priority security interests in, and mortgages on, substantially all plant, owned real property and equipment of the ABL Loan Parties (the “PP&E Collateral”); and (d) perfected second-priority security interests in substantially all other personal property of the ABL Loan Parties, including, without limitation, investment property, contracts (other than those relating to the Current Asset Collateral), patents, copyrights, trademarks and other general intangibles (the “Other Personal Property Collateral” and, together with the Current Asset Collateral, Pledged Collateral and the PP&E Collateral, the “Collateral”), in each case, subject to permitted liens and to customary exceptions. The relative rights and priorities in the Collateral among the ABL Lenders and the lenders under the Term Facility will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) consistent with the ABL Documentation Principles.

Notwithstanding the foregoing, (a) the Collateral shall not include: (i) any immaterial fee-owned real property and any leasehold interest (it being understood there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (ii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code) other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (iii) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority), (iv) equity interests in joint ventures or any non-wholly-owned subsidiaries, but only to the extent that the organizational documents or other agreements with other equity holders do not permit or restrict the pledge of such equity interests and (v) pledges and security interests in agreements, licenses and leases that are prohibited or restricted by such agreements, licenses and leases (including any requirement to obtain the consent of any governmental authority or third party), to the extent prohibited or restricted thereby (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code) other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (b) control agreements and perfection by “control” (other than in respect of certificated Pledged Collateral) shall not be required with respect to any Collateral (including without limitation deposit accounts, other bank or securities accounts, etc.) (except to the extent expressly required under the caption “Cash Management/Cash Dominion” below); (c) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); and (d) no actions shall

EXHIBIT B

be required to perfect a security interest in letter of credit rights, motor vehicle and other assets subject to certificates of title, or commercial tort claims below a threshold to be agreed, other than the filing of a Uniform Commercial Code financing statement.

Notwithstanding the foregoing, (a) assets will be excluded from the Collateral in circumstances where the costs of obtaining a security interest in such assets exceed the practical benefit to the ABL Lenders afforded thereby, and (b) the requirements of the preceding two paragraphs shall be subject to the Certain Funds Provision.

ANNEX I

to EXHIBIT B

Interest Rates:	The interest rates under the ABL Facility will be as follows:

At the option of the Borrower, initially, Adjusted LIBOR plus 2.50% or ABR plus 1.50%, or as otherwise agreed, which margins shall be subject to one step-down and one step-up commencing at the completion of the first full fiscal quarter completed after the Closing Date based on average historical borrowing availability during the preceding quarter less than a percentage of the total commitments to be agreed.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant ABL Lenders, 9 or 12 months or a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable (i) in the case of Adjusted LIBOR loans, at the end of each interest period and, in any event, at least every 3 months and (ii) in the case of ABR loans, quarterly in arrears.

ABR is the Alternate Base Rate, which is the highest of (x) the ABL Administrative Agent’s Prime Rate, (y) the Federal Funds Effective Rate plus 1/2 of 1.0% and (z) Adjusted LIBOR for interest periods of 1 month plus 1.00%.

Adjusted LIBOR is the London interbank offered rate for U.S. dollars, adjusted for customary Eurodollar reserve requirements, if any.

I-B-1

EXHIBIT C

Project Chino

$1,000,000,000 Senior Secured Term Loan Facility

Summary of Principal Terms and Conditions2

Borrower:	Initially Chinos Acquisition Corporation (“Merger Sub”), a Delaware corporation, and, following the Acquisition, the Company as the survivor of the Merger contemplated thereby (the “Borrower”).

Administrative Agent:	Bank of America will act as sole and exclusive administrative agent (in such capacity, the “Term Administrative Agent”) and collateral agent for a syndicate of banks, financial institutions and institutional lenders (excluding any Disqualified Lender) (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Joint Bookrunners and Joint Lead Arrangers:	MLPFS and GS Bank will act as joint lead arrangers for the Term Facility (the “Lead Arrangers”) and as joint bookrunners, and will perform the duties customarily associated with such roles.

Senior Secured Term Loan Facility:	A senior secured term loan B facility in an aggregate principal amount of $1,000 million (the “Term Facility”).

Interest Rates:	As set forth on Annex I hereto.

Default Rate:	Any principal payable under or in respect of the Term Facility not paid when due shall bear interest at the applicable interest rate plus 2% per annum. Other overdue amounts (including overdue interest) shall bear interest at the interest rate applicable to ABR loans plus 2% per annum.

Final Maturity and Amortization:	The Term Facility will mature on the date that is seven years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Term Facility, with the balance payable on the final maturity date; provided, that the Term Facility Documentation shall provide the right for the Borrower to extend commitments and/or outstandings pursuant to one or more tranches with only the consent of the respective extending Lenders; it being understood that any such amend and extend will be subject to a most favored nation provision based on yield on terms to be mutually agreed by the Lead Arrangers and the Borrower and that each Lender under the tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche.

[2]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

EXHIBIT C

Guarantees:	All obligations of the Borrower (the “Borrower Obligations”) under the Term Facility and under any interest rate protection or other hedging arrangements entered into with a Lender or any affiliate of a Lender at the time of the entering into of such arrangements and designated by the Borrower as “Term Hedging Obligations” (“Hedging Obligations”) and under any cash management arrangements entered into with a Lender or any affiliate of a Lender at the time of the entering into of such arrangements and designated by the Borrower as “Term Cash Management Obligations” (“Cash Management Obligations”) will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) by the direct parent company of the Borrower (“Holdings”) and, except to the extent prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority), each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. subsidiary of the Borrower (other than any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of the Borrower, any U.S. subsidiary that is a disregarded entity for U.S. federal income tax purposes if substantially all of its assets consist of the capital stock of one or more foreign subsidiaries, unrestricted subsidiaries, not-for-profit subsidiaries, special purpose entities used for securitization facilities and immaterial subsidiaries) (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”). Any guarantees to be issued in respect of the ABL Facility, the Senior Notes or the Senior Bridge Facility shall be pari passu in right of payment with the obligations under the Guarantees.

Security:

The Borrower Obligations, the Guarantees, any Hedging Obligations and any Cash Management Obligations will be secured by the following: (a) a perfected second-priority security interest in the Current Asset Collateral, (b) a perfected first-priority pledge of the Pledged Collateral, (c) perfected first-priority security interests in, and mortgages on, the PP&E Collateral and (d) perfected first priority security interests in the Other Personal Property Collateral (the foregoing, collectively, the “Collateral”), in each case, subject to permitted liens and to customary exceptions. “Current Asset Collateral”, “Pledged Collateral”, “PP&E Collateral” and “Other Personal Property Collateral” are each used herein as they are defined in the ABL Facility Term Sheet. The relative rights and remedies in the Collateral among the Lenders and the lenders under the ABL Facility will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) consistent with the Term Facility Documentation Principles.

Notwithstanding the foregoing, (a) the Collateral shall not include: (i) any immaterial fee-owned real property and any leasehold interest (it being understood there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (ii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code) other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (iii) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority), (iv) equity interests in joint ventures or any

EXHIBIT C

non-wholly-owned subsidiaries, but only to the extent that the organizational documents or other agreements with other equity holders do not permit or restrict the pledge of such equity interests and (v) pledges and security interests in agreements, licenses and leases that are prohibited or restricted by such agreements, licenses and leases (including any requirement to obtain the consent of any governmental authority or third party), to the extent prohibited or restricted thereby (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code) other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (b) control agreements and perfection by “control” (other than in respect of certificated Pledged Collateral) shall not be required with respect to any Collateral (including without limitation deposit accounts, other bank or securities accounts, etc.) (except to the extent expressly required under the caption “Cash Management/Cash Dominion” in Exhibit B above); (c) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); and (d) no actions shall be required to perfect a security interest in letter of credit rights, motor vehicles and other assets subject to certificates of title or commercial tort claims below a threshold to be agreed, other than the filing of a Uniform Commercial Code financing statement.

Notwithstanding the foregoing, (a) assets will be excluded from the Collateral in circumstances where the Term Administrative Agent reasonably determines that the costs of obtaining a security interest in such assets exceed the practical benefit to the Lenders afforded thereby, and (b) the requirements of the preceding two paragraphs shall be subject to the Certain Funds Provision.

ANNEX I

to EXHIBIT C

Interest Rates:	The interest rates under the Term Facility will be as follows:

At the option of the Borrower, Adjusted LIBOR plus 4.50% or ABR plus 3.50%, or as otherwise agreed.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 9 or 12 months or a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable (i) in the case of Adjusted LIBOR loans, at the end of each interest period and, in any event, at least every 3 months and (ii) in the case of ABR loans, quarterly in arrears.

ABR is the Alternate Base Rate, which is the highest of the Term Administrative Agent’s Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1.0%, and subject to a floor of 2.50%, or as otherwise agreed.

Adjusted LIBOR is the London interbank offered rate for U.S. dollars, adjusted for customary Eurodollar reserve requirements, if any, and subject to a floor of 1.50%, or as otherwise agreed.

I-C-1

EXHIBIT D

Project Chino

$600,000,000 Senior Unsecured Increasing Rate Bridge Facility

Summary of Principal Terms and Conditions3

Borrower:	The Borrower under the Senior Facilities.

Administrative Agent:	GS Bank will act as sole and exclusive administrative agent (in such capacity, the “Bridge Administrative Agent”) for a syndicate of banks, financial institutions and institutional lenders excluding any Disqualified Lender (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such role.

Joint Bookrunners and Joint Lead Arrangers:	GS Bank and MLPFS will act as joint lead arrangers for the Senior Bridge Loans (the “Lead Arrangers”) and as joint bookrunners, and will perform the duties customarily associated with such roles.

Bridge Loans:	Senior Unsecured Increasing Rate Bridge Loans (the “Senior Bridge Loans”).

Principal Amount:	$600 million of Senior Bridge Loans.

Guarantees:	Each existing and subsequently acquired or organized guarantor of the Senior Facilities will jointly and severally guarantee the Senior Bridge Loans on a senior unsecured basis, with the guarantee of each such guarantor under the Senior Bridge Facility being pari passu in right of payment with all obligations under the Senior Facilities. After the first anniversary of the Closing Date, any guarantee will be automatically released upon the release of the corresponding guarantee under the Senior Facilities (other than upon payment in full thereof).

Interest Rates:

Interest for the first three-month period commencing on the Closing Date shall be payable in respect of Senior Bridge Loans, at (a) Adjusted LIBOR (as defined below) plus (b) 800 basis points (the “Initial Margin”). Thirty (30) days after the Closing Date, the interest rate shall be equal to a cap agreed between the Borrower and the Arrangers and the Bride Administrative Agent.

“Adjusted LIBOR” on any date, means the greater of (i) the London interbank offered rate for U.S. dollars, adjusted for customary Eurodollar reserve requirements if any, for a three month period (as determined two business days prior to the start of the applicable interest period) and (ii) 1.50%.

Default Rate:	The applicable interest rate plus 2.0% on overdue amounts.

Notwithstanding anything to the contrary set forth herein, in no event shall the senior cap affect the payment of any default rate of interest in respect of any Senior Bridge Loans, Senior Term Loans or Senior Exchange Notes.

[3]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

D-1

EXHIBIT D

Notwithstanding anything to the contrary set forth above, at no time shall the per annum yield on the Senior Bridge Loans exceed a cap agreed between the Borrower and the Arrangers and the Bridge Administrative Agent.

Maturity:	The Senior Bridge Loans will mature on the first anniversary of the Closing Date (the “Maturity Date”). On the Maturity Date, unless a bankruptcy event of default has occurred on such date, any Senior Bridge Loan that has not been previously repaid in full will be automatically converted into a senior unsecured term loan (a “Senior Term Loan”) that is due on the date that is eight years after the Closing Date. The date on which Senior Bridge Loans are converted into Senior Term Loans is referred to as the “Conversion Date”. On the Conversion Date, and no more than a number of times to be agreed per calendar month occurring thereafter, at the option of the applicable Lender, Senior Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Senior Exchange Notes”) having an equal principal amount; provided, that no Senior Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $100 million in aggregate principal amount of Senior Exchange Notes.

The Senior Term Loans will be governed by the provisions of the Senior Bridge Loan Documents and will have the same terms as the Senior Bridge Loans except as expressly set forth on Annex I hereto. The Senior Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto. The Senior Bridge Loans, the Senior Term Loans and the Senior Exchange Notes shall be pari passu for all purposes.

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ANNEX I to

EXHIBIT D

Senior Term Loans

Maturity:	The Senior Term Loans will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Senior Term Loans will bear interest at a rate equal to the senior cap. Interest shall be payable quarterly and on the maturity date of the Senior Term Loans, in each case payable in arrears and computed on the basis of a 360 day year.

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ANNEX II to

EXHIBIT D

Senior Exchange Notes

Maturity:	The Senior Exchange Notes will mature on the date that is eight years after the Closing Date.

Guarantees:	Same as the Senior Term Loans.

Interest Rate:	The Senior Exchange Notes will bear interest payable semi-annually in arrears at the senior cap.

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